Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Pershing Square Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	20,000,000	$2.698	$53,960,000	0.0001381	$7,451.88
	Total Offering Amounts					$53,960,000		$7,451.88
	Total Fee Offsets							$0.00
	Net Fee Due							$7,451.88

1
	a)	Covers Common Stock of Pershing Square Inc. (the “Company” or the “Registrant”) issuable under the Pershing Square Inc. 2026 Equity Incentive Plan (the “Equity Incentive Plan”).
b)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

c)
Pursuant to Rule 457(f)(2) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on the 20,000,000 shares approved for issuance under the Equity Incentive Plan, on a price of $2.698 per share, which is the estimated book value of shares of Common Stock, consistent with Rule 457(f)(2), used for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333- 294165).